UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 28, 2011

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State of Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 28, 2011, Esterline Technologies Corporation, a Delaware corporation (“Esterline”), submitted an irrevocable and binding offer (the “Offer”) to certain sellers (the “Sellers”) to purchase the outstanding shares of capital stock of Souriau Technologies Holding (“STH”), Jupiter S.A.S. (“Jupiter”) and the shares of Financiere Jupiter S.A.S. (“FJ”) not held by Jupiter (the “Proposed Acquisition”). STH, Jupiter and FJ are the parent entities of the Souriau Group, a leading global supplier of highly-engineered connectors for harsh environments.

Pursuant to the Offer, Esterline has agreed to enter into a share purchase agreement with Sellers after completion of the required consultation with the French workers’ councils and acceptance of the Offer by the Sellers. Esterline has also agreed to pay a purchase price of 483 million euros (approximately USD$715 million) in connection with the Proposed Acquisition, which Esterline expects to finance through a combination of cash on hand and international debt. In addition, Esterline has agreed to place USD$350 million in escrow as security for the purchase price.

In the event that required approvals are not received, the Offer will automatically terminate on September 30, 2011.

A copy of the press release regarding the Offer and Proposed Acquisition is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

Item 7.01.	Regulation FD Disclosure.

On May 4, 2011, Esterline issued a press release regarding the Offer and Proposed Acquisition, which is furnished as Exhibit 99.1 to this report. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the press release.

On May 4, 2011, Esterline also posted a presentation describing the Proposed Acquisition to its website at www.esterline.com.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by Esterline Technologies Corporation dated May 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: May 4, 2011	By:	/s/ ROBERT D. GEORGE
	Name:	Robert D. George
	Title:	Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Esterline Technologies Corporation dated May 4, 2011.